UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

DEMANDWARE, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35450	20-0982939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Wall Street Burlington, MA		01803
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (888) 553-9216

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Demandware, Inc. (the “Company”) announced that The Finish Line, Inc., a retailer of athletic shoes, apparel and accessories, has moved FinishLine.com back to its legacy site. Demandware and FinishLine had previously launched a completely redesigned FinishLine.com site on the Demandware Commerce platform on November 16, 2012. The Demandware implementation team had worked in concert with Finish Line to launch FinishLine.com in advance of the holiday season.

The site included a new user interface, product catalog and layout, search capabilities and check out. Upon that launch, Finish Line experienced less than expected satisfaction with customer interactions on the newly designed site and concluded that it would suspend operation of the site on the Demandware Commerce Platform to provide further opportunity to enhance the consumer experience and improve customer satisfaction.

The Company also announced that it has updated its revenue guidance for the fourth quarter and year end 2012. For the fourth quarter, the Company expects total revenue of between $23.5 million to $24.5 million and subscription revenue to be in the range of $20.5 million to $21.5 million. For the full year, Demandware expects total revenue of between $76.5 million to $77.5 million and subscription revenue to be in the range of $65.5 million to $66.5 million

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDWARE, INC.

Date: December 14, 2012	By:	/s/ Thomas Ebling
Thomas Ebling
Chief Executive Officer